PROSPECTUS SUPPLEMENT dated June 11, 2001
(to Prospectus dated January 9, 2001)

                             J.P. Morgan Chase & Co.

                                 Debt Securities
                                 Preferred Stock
                                Depositary Shares
                                    Warrants

This Prospectus Supplement supplements our Prospectus dated January 9, 2001 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus").

                      ADDITIONAL COMPANY SENIOR SECURITIES

Additional Senior Medium-Term Notes, Series C

We have issued $3,614,000,000              The interest rate bases or formulas
aggregate principal amount of our          applicable to Series C Notes that
Senior Medium-Term Notes, Series C         bear interest at floating rates are
(the "Series C Notes") since the date      indicated in the table below. The
of the Prospectus. In the table below      Series C Notes are not subject to a
we specify the following terms of          sinking fund and are not redeemable
those Series C Notes:                      unless a redemption date is indicated
o   Issuance Date;                         below. Unless otherwise indicated
o   Principal amount;                      below, Series C Notes that are
o   Maturity date;                         redeemable are redeemable at 100% of
o   Interest rate and redemption           their principal amount, plus accrued
    Dates, if any.                         and unpaid interest, if any, to the
                                           redemption date.


                                                           Interest Rate/
Issuance Date       Principal Amount   Maturity Date       Redemption Date
-------------       ----------------   -------------       --------------

February 1, 2001    $  1,000,000,000   January 30, 2003    LIBOR Telerate reset
                                                           quarterly + 0.125%

February 20, 2001   $  1,000,000,000   February 20, 2003   LIBOR Telerate reset
                                                           quarterly + 0.11%

February 28, 2001   $     63,000,000   February 28, 2003   LIBOR Telerate reset
                                                           quarterly + 0.11%

March 5, 2001       $    120,000,000   February 27, 2004   5.37%

March 6, 2001       $    365,000,000   March 6, 2003       LIBOR Telerate reset
                                                           quarterly + 0.11%

March 14, 2001      $    110,000,000   March 14, 2003      LIBOR Telerate reset
                                                           quarterly + 0.10%

                                                           Interest Rate/
Issuance Date       Principal Amount   Maturity Date       Redemption Date
-------------       ----------------   -------------       --------------

March 23, 2001      $    100,000,000   June 23, 2003       LIBOR Telerate reset
                                                           quarterly + 0.115%

March 30, 2001      $    100,000,000   March 22, 2004      LIBOR Telerate reset
                                                           quarterly + 0.15%

March 30, 2001      $    125,000,000   March 30, 2004      LIBOR Telerate reset
                                                           monthly + 0.17%

May 1, 2001         $    400,000,000   May 1, 2003         LIBOR Telerate reset
                                                           quarterly + 0.09%

May 8, 2001         $     25,000,000   May 8, 2006         LIBOR Telerate reset
                                                           monthly + 0.27%

May 8, 2001         $    100,000,000   May 10, 2004        LIBOR Telerate reset
                                                           quarterly + 0.15%

May 17, 2001        $     50,000,000   May 17, 2004        LIBOR Telerate reset
                                                           quarterly + 0.15%

June 6, 2001        $     40,000,000   June 6, 2003        LIBOR Telerate reset
                                                           quarterly + 0.05%

June 11, 2001       $     16,950,000   June 6, 2003        LIBOR Telerate reset
                                                           quarterly + 0.03%

                   ADDITIONAL COMPANY SUBORDINATED SECURITIES


The following is added to the section of the Prospectus entitled "Company Debt Securities --- Company Subordinated Securities" following the summary terms of the "7.875% Subordinated Notes Due 2010" to reflect the issuance of the Company Subordinated Securities described below following the date of the Prospectus:

6.75% Subordinated Notes Due 2011

o Initial principal amount of series (subject to increase):   $1,500,000,000
o Additional principal amount of series issued June 8, 2001:  $  500,000,000
o Aggregate principal amount of series (subject to increase): $2,000,000,000
o Maturity date: February 1, 2011
o Interest payment dates: February 1 and August 1
o Record dates: January 15 and July 15
o Initial Issuance date: January 30, 2001